Exhibit 3.56

MC–248434

Certificate Of Incorporation

*I, **D. EVADNE EBANKS** Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by*

ENSCO Development Limited

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 24th day of November Two Thousand Ten

Given under my hand and Seal at George Town in the Island of Grand Cayman this 24th day of November Two Thousand Ten

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

Assistant Registrar of Companies,
Cayman Islands.